 Exhibit 32.1

SECTION 1350 CERTIFICATIONS

This Certificate is being delivered pursuant to the requirements of Section 1350 of Chapter 63 (Mail Fraud) of Title 18 (Crimes and Criminal Procedures) of the United States Code and shall not be relied on by any person for any other purpose.

The undersigned, who are (i) the President and Chief Executive Officer of UMTH Land Development, L.P., sole general partner of United Development Funding III, L.P. (the “Partnership”), and President and Chief Executive Officer of UMT Services, Inc., sole general partner of UMTH Land Development, L.P., and (ii) the Chief Financial Officer of UMTH Land Development, L.P., sole general partner of the Partnership, each hereby certify as follows:

The Annual Report on Form 10-K of the Partnership (the “Report”), which accompanies this Certificate, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and all information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Partnership.

Dated this March 31, 2011

/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
President and Chief Executive Officer of UMTH Land Development, L.P., sole general partner of the Registrant, and President and Chief Executive Officer of UMT Services, Inc., sole general partner of UMTH Land Development, L.P.

/s/ Cara D. Obert
Cara D. Obert
Chief Financial Officer of UMTH Land Development, L.P., sole general partner of the Registrant